EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

OF

ARTICLES OF INCORPORATION

OF

PACIFIC CAPITAL BANCORP

GEORGE S. LEIS and CAROL M. ZEPKE certify that:

I.	They are the President and Secretary, respectively, of PACIFIC CAPITAL BANCORP, a California corporation.

II.	The first paragraph of Article THIRD of the Articles of Incorporation is hereby amended to read as follows:

“This Corporation is authorized to issue two classes of stock to be designated, respectively, ‘Common Stock’ and ‘Preferred Stock.’ The total number of shares which the Corporation is authorized to issue is 5,001,000,000 shares, without par value, of which 5,000,000,000 shares shall be Common Stock, without par value, and 1,000,000 shares shall be Preferred Stock, without par value.”

III.	The foregoing amendment has been approved by the Board of Directors of this Corporation.

IV.	The foregoing amendment has been approved by the written consent of the requisite vote of the Company’s shareholders in accordance with Sections 902 and 903 of the California Corporations Code. The total number of shares of this Corporation outstanding was 272,406,297 shares of common stock and 455,000 shares of Series C Convertible Participating Voting Preferred Stock. The number of shares approving the foregoing amendment was 225,000,000 shares of common stock and 455,000 shares of Series C Convertible Participating Voting Preferred Stock. The total number of shares approving the foregoing amendment equaled or exceeded the number required. The percentage of shareholder approvals required was more than 50% of the outstanding shares of common stock and more than 50% of the outstanding shares of common stock and the votes represented by the Series C Convertible Participating Voting Preferred Stock, voting together as a single class.

Each of the undersigned declares under penalties of perjury under the laws of the State of California that the statements contained in the foregoing Certificate are true and correct of his or her own knowledge, and that this declaration was executed on this 23rd day of September, 2010, at Santa Barbara, California.

/s/ George S. Leis
George S. Leis, President

/s/ Carol M. Zepke
Carol M. Zepke, Secretary